UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 27, 2019
Hamilton Lane Incorporated
(Exact Name of Registrant as specified in its charter)

Delaware	001-38021	26-2482738
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

One Presidential Blvd.,	4th Floor
Bala Cynwyd,	PA	19004
(Address of principal executive offices)		(Zip Code)

(610) 934-2222
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value per share	HLNE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

After 22 years of dedicated service with Hamilton Lane Incorporated (the “Company”) and Hamilton Lane Advisors, L.L.C., Randy M. Stilman notified the Company on December 27, 2019 of his intent to retire from his roles as Chief Financial Officer and Treasurer at the Company, effective January 6, 2020. Mr. Stilman will remain employed with the Company into 2020 to assist with transition matters. The Company deeply appreciates his service and commitment and wishes him well.

In connection with the transition, the Company announced on January 2, 2020 its appointment of Atul Varma as Chief Financial Officer and Treasurer, effective January 6, 2020.

Mr. Varma, 46, joins the Company from BNY Mellon Wealth Management, an affiliate of the Bank of New York Mellon Corporation and a provider of wealth advice across investments, banking, custody and wealth and estate planning, where he served as Chief Financial Officer from September 2010 to April 2014 and then as Head of Business Strategy from March 2014 to September 2018. During his tenure at BNY Mellon Wealth Management, Mr. Varma led strategic partnerships with other large financial services firms to expand services, was responsible for digital strategy, including implementing a new CRM system, led mergers and acquisitions and managed the finance department and overhauled its reporting system to improve the accuracy, relevance and timeliness of information. Prior to joining BNY Mellon, Mr. Varma served as Chief Financial Officer of various divisions of Bank of America Corporation’s Global Wealth and Investment Management group between 2005 and 2010 and as Vice President, Corporate Financial Planning & Analysis at Citigroup, Inc. from 2000 to 2005. He received a B.S. in Accounting from Binghamton University and an M.B.A. from Columbia University, is a chartered financial analyst and a certified public accountant.

Mr. Varma is a party to an offer letter with the Company, which specifies his compensation and benefits. Pursuant to the offer letter, Mr. Varma will be entitled to: (i) an annual base salary of $325,000; (ii) a bonus for fiscal 2021 service of up to 200% of his base salary, 20% of which will be comprised of shares of restricted stock awarded under the Company’s 2017 Equity Incentive Plan, as amended, vesting in four equal annual installments, and discretionary bonuses for subsequent years of service; and (iii) participation in the Hamilton Lane Advisors, L.L.C. 2016 Carried Interest Plan, as amended and restated. Mr. Varma will also receive relocation assistance and a $50,000 cash sign-on bonus. The relocation assistance and sign-on bonus must be repaid to the Company in full in the event he resigns or is terminated by the Company for cause or misconduct within the first 12 months of his start date. In addition, Mr. Varma is entitled to participate in the Company’s health and welfare plans on the same terms offered to all plan participants, subject to existing waiting and eligibility periods. The foregoing description of the offer letter is qualified in its entirety by reference to the full text of the offer letter, a copy of which is filed as Exhibit 10.1 and is incorporated by reference in this Current Report on Form 8-K.

There is no arrangement or understanding between Mr. Varma and any other persons or entities pursuant to which he has been appointed as Chief Financial Officer and Treasurer, and there is no family relationship between Mr. Varma and any directors or executive officers of the Company. Mr. Varma is not currently engaged, and has not during the last fiscal year been engaged, in any transactions with the Company or its subsidiaries that are required to be disclosed under Item 404(a) of Regulation S-K, nor have any such transactions been proposed. Mr. Varma entered into the Company’s standard form of confidentiality and non-disclosure agreement and is expected to enter into the Company’s standard form of indemnification agreement as well.

A copy of the press release announcing the retirement of Mr. Stilman and the appointment of Mr. Varma is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Offer Letter between the Company and Atul Varma, dated November 25, 2019
99.1	Press Release of Hamilton Lane Incorporated, dated January 2, 2020
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAMILTON LANE INCORPORATED

Date: January 2, 2020

	By:	/s/ Lydia A. Gavalis
		Name:	Lydia A. Gavalis
		Title:	General Counsel and Secretary